UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2017

Eldorado Resorts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (775) 328-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On April 17, 2017, Eagle II Acquisition Company LLC (“Eagle II”), a wholly-owned subsidiary of Eldorado Resorts, Inc., a Nevada corporation (the “Company”), entered into a new Credit Agreement by and among Eagle II, as initial borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto dated as of April 17, 2017 (the “New Credit Facility”), consisting of a $1.45 billion term loan facility (the ‘‘New Term Loan Facility’’) and a $300 million revolving credit facility (the “New Revolving Credit Facility”).

The proceeds of the New Term Loan Facility initially will be placed in escrow pending satisfaction of certain conditions, including consummation of the Company’s pending acquisition (the “Acquisition”) of Isle of Capri Casinos, Inc. (“Isle”). The New Revolving Credit Facility was undrawn as of the closing date of the New Credit Facility. The Company intends to apply the net proceeds of the New Term Loan Facility and borrowings under the New Revolving Credit Facility, together with the proceeds of the 6% Senior Notes due 2025 (the “Notes”) pursuant to an indenture, dated as of March 29, 2017, between Eagle II and U.S. Bank, National Association, as Trustee, and cash on hand, to (i) pay the cash portion of the consideration payable in the Acquisition, (ii) refinance all of the debt outstanding under Isle’s existing credit facility, (iii) redeem or otherwise repurchase all of Isle’s outstanding 5.875% Senior Notes due 2021 and 8.875% Senior Subordinated Notes due 2020, (iv) repay all amounts outstanding under the Company’s existing credit facility and (v) pay fees and costs associated with the Acquisition and such financing transactions.

In connection with the Acquisition, the Company will assume (the “Assumption”) Eagle II’s obligations under the New Credit Facility. Following the Assumption, the Company will be the borrower under the New Credit Facility and the New Credit Facility will be guaranteed by all of the Company’s existing and future material restricted subsidiaries and secured by pledges of all of the equity interests in the Company and its material restricted subsidiaries, a security interest in substantially all of the personal property of the Company and the subsidiary guarantors, and mortgages on the real property and improvements owned or leased by certain of the Company’s subsidiaries. Until the consummation of the Acquisition, Eagle II’s obligations under the New Credit Facility are secured by the cash proceeds of the New Term Loan Facility under an escrow agreement pursuant to which Eagle II deposited into an escrow account the proceeds of the New Term Loan Facility plus an interest reserve, and the Company shall not have any obligation in respect of the New Credit Facility.

The New Credit Facility shall be immediately repaid and all commitments thereunder terminated in the event (x) the escrowed funds have not been released in connection with the consummation of the Acquisition on or prior to June 19, 2017 or, if the termination date under the merger agreement governing the Acquisition has been extended, September 18, 2017, (y) Eagle II notifies the escrow agent that the Company cannot satisfy the conditions of the New Credit Facility for release of the proceeds of the New Term Loan Facility from the escrow or (z) Eagle II fails to deposit amounts due into escrow.

The Company’s obligations under the New Revolving Credit Facility will mature on April 17, 2022. The Company’s obligations under the New Term Loan Facility will mature on April 17, 2024. The Company will be required to make quarterly principal payments in an amount equal to $3,625,000 on the New Term Loan Facility on the last day of each fiscal quarter beginning on June 30, 2017. In addition, the Company will be required to make mandatory payments of amounts outstanding under the New Credit Facility with the proceeds of certain casualty events, debt issuances, and asset sales and, depending on its consolidated total leverage ratio, the Company may be required to apply a portion of its excess cash flow to repay amounts outstanding under the New Credit Facility.

The interest rate per annum applicable to loans under the New Revolving Credit Facility are, at our option, either (i) LIBOR plus a margin ranging from 1.75% to 2.50% or (ii) a base rate plus a margin ranging from 0.75% to 1.50%, which margin will be based on our total leverage ratio. The interest rate per annum applicable to the loans under the New Term Loan Facility will be, at our option, either (i) LIBOR plus 2.25%, or (ii) a base rate plus 1.25%; provided, however, that in no event will LIBOR be less than zero or the base rate be less than 1.00% over the term of the New Term Loan Facility or the New Revolving

Credit Facility. Additionally, we will be subject to fees on the unused portion of the New Revolving Credit Facility. The initial margin applicable to the New Revolving Credit Facility for LIBOR loans and base rate loans is expected to be 2.25% and 1.25%, respectively.

The New Credit Facility contains a number of customary covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of the subsidiary guarantors to incur debt; create liens on collateral; engage in mergers, consolidations or asset dispositions; pay dividends or make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; or modify their lines of business.

The New Credit Facility also includes certain financial covenants, including the requirements that the we maintain throughout the term of the New Credit Facility and measured as of the end of each fiscal quarter, and solely with respect to loans under the New Revolving Credit Facility, a maximum consolidated total leverage ratio of not more than 6.50 to 1.00 for the period beginning on the closing date and ending with the fiscal quarter ending December 31, 2018, 6.00 to 1.00 for the period beginning with the fiscal quarter ending January 1, 2019 and ending with the fiscal quarter ending December 31, 2019, and 5.50 to 1.00 for the period beginning with the fiscal quarter ending January 1, 2020 and thereafter. The Company will also be required to maintain an interest coverage ratio in an amount not less than 2.00 to 1.00 measured on the last day of each fiscal quarter beginning on the closing date, and ending with the fiscal quarter ending December 31, 2018, 2.50 to 1.00 for the period beginning with the fiscal quarter ending January 1, 2019 and ending with the fiscal quarter ending December 31, 2019, and 2.75 to 1.00 for the period beginning with the fiscal quarter ending January 1, 2020 and thereafter.

The New Credit Facility contains a number of customary events of default, including, among others, for the non-payment of principal, interest or other amounts, the inaccuracy of certain representations and warranties, the failure to perform or observe certain covenants, a cross default to our other indebtedness including the Notes, certain events of bankruptcy or insolvency; certain ERISA events, the invalidity of certain loan documents, certain changes of control and the loss of certain classes of licenses to conduct gaming. If any event of default occurs, the lenders under the New Credit Facility would be entitled to take various actions, including accelerating amounts outstanding thereunder and taking all actions permitted to be taken by a secured creditor.

The foregoing description is qualified in its entirety by reference to the full text of the New Credit Facility, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Credit Agreement, dated as of April 17, 2017, by and among Eagle II Acquisition Company LLC, a Delaware limited liability company, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ELDORADO RESORTS, INC., a Nevada corporation

Date: April 17, 2017	By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer